EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010 relating to the consolidated financial statements and financial statement schedule of Meru Networks, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, which appear in the Prospectus filed on March 30, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, relating to Meru Networks, Inc.’s Registration Statement No. 333-163859 on Form S-1.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

March 31, 2010